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                                                                  EXHIBIT 10.1.G


                        AMENDMENT TO EMPLOYMENT AGREEMENT

         This AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") amends that certain EMPLOYMENT AGREEMENT by and between CLINTRIALS RESEARCH INC., a Delaware corporation ("Company"), and S. COLIN NEILL ("Executive") dated as of October 22, 1998 (the "Employment Agreement") and is entered into between Company and Executive this ____ day of _____________, 2000.

         WHEREAS, the parties wish to amend the Employment Agreement as set forth below;

         IT IS, ACCORDINGLY, AGREED AS FOLLOWS:

         1. The last sentence of Section 2(c) of the Employment Agreement is amended to read as follows:

                  Further, any stock options granted to the Executive will be fully vested upon a Change of Control, whether or not the Executive is terminated, notwithstanding any previously stated vesting restrictions, and will remain exercisable for the remainder of the stated term of such stock option(s), regardless of whether the Executive continues to be employed by the Company.

         2. The following is added after the last sentence of Section 2(c) of the Employment Agreement:

                  For purposes of this Agreement, "Change of Control" shall mean
                  (i) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act")) of greater than 50% of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Voting Securities") by any individual, entity or group (within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder), other than by the Company, an employee benefit plan (or related trust) sponsored or maintained by the Company; (ii) a sale of all or substantially all of the assets of the Company; (iii) a sale or other transfer of assets of the Company, in one or a series of transactions, representing more than 50% of the total fair market value of the Company's assets immediately prior to the transaction (or the first transaction, if there are a series of transactions); (iv) any merger,




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                  consolidation, reorganization, recapitalization or other
                  corporate transaction with respect to the Company, unless the holders of the Voting Securities immediately prior to such transaction own more than 50% of the voting securities of the entity resulting from such transaction or the entity which controls such resulting entity (in substantially the same percentages as they held prior to such transaction); or (v) the date, following the expiration of any period of twelve consecutive months that individuals, who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office.

         3. The first paragraph of Section 5(c) of the Employment Agreement is amended to read as follows:

                           (c) Termination Without "Cause" or for "Good Reason"
                  (as such term is defined below). If the Company should terminate the Executive's employment for any reason (including a termination as a result of a Change of Control) other than for Cause, or in the event the Executive terminates employment for Good Reason or Company gives notice of its intent not to renew this Agreement under Section 1(b), the Company shall pay the Executive, in a lump sum within ten (10) days following his termination of employment, an amount equal to the Executive's then current monthly Base Salary times eighteen
                  (18). The Executive shall also be entitled to:

         4. The portion of Section 5(c)(ii) of the Employment Agreement labeled "(1)" is amended to read as follows:

                  (1) the end of the 18-month period following his termination of employment; and





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         5. The second Section 5(c) of the Employment Agreement ("Termination
Without Good Reason") is renumbered as Section 5(d).

         6. The following is added as Section 5(e) of the Employment Agreement:

                           (e) If the Executive resigns from employment for any
                  reason, other than Retirement or Disability, during the 90-day period following a Change of Control, such resignation shall be deemed to be a termination by the Executive for Good Reason for purposes of Section 5(c).

                                    In the event of the termination of
                  employment of the Executive by the Company without Cause or by the Executive for Good Reason or resignation following a Change of Control, if the Executive is required, pursuant to
                  Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), to pay (through withholding or otherwise) an excise tax on "excess parachute payments" (as defined in Section 280G of the Code), the Company shall pay the Executive the amount necessary to place the Executive in the same after-tax financial position that he would have been in if he had not incurred any excise tax liability under Section 4999 of the Code.

         7. The following is added as Section 5(f) of the Employment Agreement:

                           (f) Termination shall be deemed to be a result of a
                  Change of Control (i) if such termination occurs within twelve
                  (12) months following the Change of Control; or (ii) if any change in the Executive's title, reporting relationship, responsibilities or authority as in effect immediately prior to any Change of Control is made within twelve (12) months of such Change of Control and which adversely affects to a material degree his role in the management of the Company; or
                  (iii) if any reduction in the Executive's salary paid to him by the Company as in effect immediately prior to any Change of Control or, if such salary has been subsequently increased at any time or from time to time; any reduction in such increased salary; or (iv) if any termination of the Executive's employee benefit programs, including, but not limited to, any stock option plan, investment plan, savings plan, incentive compensation plan or life insurance, medical plans or disability plans provided by the Company to the Executive and in which the Executive is participating or under which the Executive is covered, all as in effect immediately prior to any Change of Control; or (v) if there is any requirement by the Company that the





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                  Executive's position and principal office be based and located more than twenty (20) miles outside the boundaries of the principal office of the Executive immediately prior to the Change of Control; or (vi) if any failure or refusal of the Company to renew this Employment Agreement under Section 1(b) after any Change of Control shall have occurred.

         8. In all other respects the Employment Agreement is hereby ratified and affirmed.


                                       CLINTRIALS RESEARCH INC.



                                       By:
                                           -------------------------------------
                                       Title:
                                             -----------------------------------


                                       EXECUTIVE



                                       -----------------------------------------
                                       S. COLIN NEILL





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